Exhibit 99.3

Media Contact

Kira Sarkisian

PR Manager

media@stitchfix.com

Stitch Fix to Add Chief Marketing Officer of Vail Resorts, Inc., Kirsten Lynch, to Board of Directors

Personalized Styling Service Names Sixth Board Member

San Francisco, Calif. (March 12, 2018) - Stitch Fix Inc. (NASDAQ: SFIX), a leading online personal styling service, announced today that Kirsten Lynch will be joining the company’s board of directors, effective March 14th.  Lynch is the chief marketing officer and executive vice president at Vail Resorts, Inc. (NYSE: MTN) where she leads all marketing, sales and communications efforts for the global mountain resort company, including driving revenue for the company’s lines of businesses. She brings nearly three decades of strategic marketing experience as an executive at strong, global consumer brands, including PepsiCo and Kraft Foods.

Lynch will be the sixth member of Stitch Fix’s Board of Directors, which includes: Steve Anderson, founder of Baseline Ventures; Bill Gurley, general partner of Benchmark Capital; Marka Hansen, former president of Gap North America and Banana Republic; Sharon McCollam, former CFO of Best Buy Co. Inc., and Stitch Fix founder and CEO, Katrina Lake.

“Kirsten is an innovative business leader who excels at creating brands and experiences that customers love, and that drive business performance,” said Stitch Fix Founder and CEO, Katrina Lake. “Kirsten’s insights will be extremely valuable to Stitch Fix as we grow our business through unique and personalized client experiences, and we’re thrilled to have her join our Board of Directors.”

“Stitch Fix’s talented leadership team and unique business model is transforming retail,” said Kirsten Lynch. “I’m excited to leverage my marketing experience and strategic growth expertise to support Katrina and the team build their brand awareness, acquire new clients, and expand into new categories.”

Lynch holds a bachelor’s degree in marketing from Illinois State University and a master's degree in business from Washington University in St. Louis.

About Stitch Fix:

Stitch Fix is reinventing the shopping experience by delivering one-to-one personalization to our clients, through the combination of data science and human judgment. Stitch Fix was founded in 2011 by CEO and Founder, Katrina Lake, and employs more than 5,800 employees nationwide. Since our founding in 2011, we’ve helped millions of men and women discover and buy what they love through personalized shipments of apparel, shoes and accessories, hand-selected by Stitch Fix stylists and delivered to our client’s homes. For more information about Stitch Fix, please visit http://www.stitchfix.com.